QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Apogee Technology, Inc.

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 6, 2004 and February 7, 2003 with respect to the consolidated balance sheets of Apogee Technology, Inc. as of December 31, 2003 and December 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference, and to the reference of our firm under the heading "Experts" in this registration statement.

/s/ Yohalem Gillman & Company LLP

New York, New York
September 22, 2004

QuickLinks

INDEPENDENT AUDITORS' CONSENT